Exhibit 10.1

EXECUTION COPY

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, entered into and effective as of April 29, 2012 (this “Amendment”), is made by and among (i) TransUnion Holding Company, Inc., a Delaware corporation formerly known as Spartan Parent Holdings Inc. (“Parent”), (ii) Spartan Acquisition Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), (iii) TransUnion Corp., a Delaware corporation (the “Company”); (iv) solely in its capacity as Stockholder Representative, MDCPVI TU Holdings, LLC, a Delaware limited liability company; and (v) each of the undersigned parties identified as Limited Guarantors on the signature pages hereto, and amends that certain Agreement and Plan of Merger, dated as of February 17, 2012 (the “Merger Agreement), by and among Parent, Merger Sub, the Company and, solely with respect to Article 11 of the Merger Agreement, the Stockholder Representative. Capitalized terms used and not otherwise defined in this Amendment have the meanings set forth in the Merger Agreement.

RECITALS

WHEREAS, Parent, Merger Sub, the Company and the Stockholder Representative entered into the Merger Agreement and, along with the Limited Guarantors, desire to amend the Merger Agreement in accordance with Section 10.4 thereof, as amended hereby, as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the parties hereby agree as follows:

1. Amendments to the Merger Agreement. The parties hereby agree that the Merger Agreement shall be amended as follows:

(a) Section 2.3. Section 2.3 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“2.3	Payment and Exchange Procedures.

(a) Closing Payments. At or prior to the Closing, Parent shall make, or cause to be made, the following payments (collectively, the “Closing Payments”) by wire transfer of immediately available funds:

(i) subject to the conditions set forth in Section 2.3(b), to the MDP Stockholder, an amount equal to (x) the product of the Per Share Merger Consideration and the number of shares of Common Stock held by the MDP Stockholder immediately prior to the Effective Time, minus (y) the MDP Stockholder’s Pro Rata Portion of the SR Fund, in each case, as set forth in the Closing Funds Certificate to be delivered pursuant to Section 8.2(d) (the “MDP Stockholder Payment Amount”);

(ii) subject to the conditions set forth in Section 2.3(b), to each Other Stockholder, an amount equal to (x) the product of the Per Share Merger

Consideration and the number of shares of Common Stock held by such Other Stockholder immediately prior to the Effective Time, minus (y) such Other Stockholder’s Pro Rata Portion of the SR Fund, minus (z) such Other Stockholder’s Pro Rata Portion of the Indemnity Escrow Fund, in each case, as set forth in the Closing Funds Certificate to be delivered pursuant to Section 8.2(d) (collectively, the “Other Stockholders Payment Amount”);

(iii) subject to the conditions set forth in Section 2.3(b), to each Management Stockholder, in respect of the shares of Common Stock owned by such Management Stockholder, an amount equal to (x) the product of the Per Share Merger Consideration and the number of shares of Common Stock held by such Management Stockholder immediately prior to the Effective Time, minus (y) such Management Stockholder’s Pro Rata Portion of the SR Fund, in each case, as set forth in the Closing Funds Certificate to be delivered pursuant to Section 8.2(d) (collectively, the “Management Stockholder Payment Amount” and, together with the MDP Stockholder Payment Amount and the Other Stockholders Payment Amount, the “Stockholder Payment Amount”);

(iv) to the Surviving Corporation for payment to each Option Holder (net of applicable withholding), an amount equal to the aggregate amount of the Per Option Merger Consideration applicable to all Vested Options held by such Option Holder immediately prior to the Effective Time, as set forth in the Closing Funds Certificate to be delivered pursuant to Section 8.2(d) (the “Option Payment Amount”);

(v) to the person or persons entitled thereto pursuant to the Closing Funds Certificate to be delivered pursuant to Section 8.2(d), on behalf and for the account of the Company, the Transaction Expenses to an account or accounts designated by the Company;

(vi) to the Indemnity Escrow Agent, on behalf of the Other Stockholders, the Indemnity Escrow Amount to an account designated by the Indemnity Escrow Agent; and

(vii) to the Stockholder Representative, on behalf of the Stockholders, the SR Fund to an account designated by the Stockholder Representative.

(b) Stockholder Payment and Exchange of Certificates.

(i) Prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent properly completed letters of transmittal, in a customary form as shall be agreed between the Parent and the Stockholder Representative prior to the Closing (each, a “Letter of Transmittal”), including, among other terms, written wire transfer instructions, for each Stockholder who (x) is receiving payments under Sections 2.3(a)(i), 2.3(a)(ii) or 2.3(a)(iii) and (y) has submitted such Letter of Transmittal to the Company prior to the Closing.

(ii) At the Closing, the Company shall deliver, or cause to be delivered, to Parent all original certificates evidencing shares of Common Stock (the “Certificates”) as well as any documents reasonably requested by Parent as may be necessary to document the transfer and/or termination of such Certificates that have been submitted to the Company prior to the Closing.

(iii) All payments to a Stockholder made pursuant to Sections 2.3(a)(i), 2.3(a)(ii) or 2.3(a)(iii) shall be subject to (x) the Company’s receipt of a properly completed Letter of Transmittal from such Stockholder, and (y) Parent’s receipt of such Stockholder’s Certificates, as well as any documents reasonably requested by Parent as may be necessary to document the transfer and/or termination of such Certificates, from such Stockholder. Until a Stockholder delivers the Letter of Transmittal and Certificates and any additional information or documentation required by this Section 2.3(b), such Stockholder’s Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the applicable Stockholder Payment Amount. At any time after the Effective Time, upon receipt by Parent of such Stockholder’s Letter of Transmittal and Certificates and any additional information or documentation required by this Section 2.3(b), Parent or the Surviving Corporation will issue in exchange for such Stockholder’s Certificate the applicable Stockholder Payment Amount to such Stockholder.

(iv) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the applicable Stockholder Payment Amount.

(c) Option Holder Payment. At the Closing, Parent shall pay to the Surviving Corporation an amount equal to the aggregate of the amounts owed to the Option Holders pursuant to Section 2.3(a)(iv), which shall be paid by the Surviving Corporation to the Option Holders as soon as practicable following the Closing, but in any event within five (5) Business Days following the Closing. Parent shall cause the Surviving Corporation to pay by a payroll payment to each Option Holder for such holder’s Option Payment Amount, less any tax withholdings required under Applicable Law.”

(b) Section 3.9. Section 3.9 of the Merger Agreement is hereby amended by replacing the reference to “Section 2.3(a)(iv)” contained therein with a reference to “Section 2.3(a)(v)”.

(c) Section 6.4(d). Section 6.4(d) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(d) For record-keeping and dispute resolution purposes only, the MDP Stockholder, the Management Indemnitors and the Other Stockholders may retain (i) one (1) copy of the materials included in the data room organized by the MDP Stockholder, the Management Indemnitors and the Other Stockholders or as provided separately to Parent, each in connection with the transactions contemplated by this Agreement, together with a copy of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from others in connection with the transactions contemplated by this Agreement, and (iii) a copy of all financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements.”

(d) Section 6.8. Section 6.8 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“6.8 Intercompany Accounts. All intercompany accounts between the Company or its subsidiaries, on the one hand, and the Stockholders or their affiliates, on the other hand, as of the Closing shall be settled (irrespective of the terms of payment of such intercompany accounts) in the manner provided in this Section 6.8, other than, in each case, any such intercompany accounts with portfolio companies or similarly-held investments of the Stockholders and their affiliates that constitute ordinary course business dealings with the Company or its subsidiaries. At least five (5) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent requested by Parent, provide Parent with supporting documentation to verify the underlying intercompany charges and transactions. All such intercompany account balances shall be paid in full in cash prior to the Closing (and, to the extent that any such amounts owed by the Company or any of its subsidiaries to any Stockholder or any affiliate thereof are not paid on or prior to Closing, all such unpaid amounts shall be deemed cancelled effective as of the Closing). In addition, except with respect to certain provisions of that certain Amended and Restated Stock Purchase Agreement, dated as of June 15, 2010 (as amended), by and among the Company, certain stockholders named therein and the MDP Stockholder, which shall survive the Closing, all other Contracts between or among any Stockholder or any of their respective affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, shall be hereby deemed terminated as of the Closing Date. Notwithstanding any provision in this Section 6.8 to the contrary, this Section 6.8 shall not apply to accounts or Contracts arising in the ordinary course of the Company’s or the counterparty’s business as a result of any arms’ length customer, user, supplier or similar relationship.”

(e) Section 7.5. Sections 7.5(a) and 7.5(b) of the Merger Agreement are hereby deleted and replaced in their entirety with the following:

“(a) From and after the Closing, each of the MDP Stockholder, the Other Stockholders and the Management Indemnitors shall indemnify Parent and Merger Sub and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Parent Tax Indemnitees”) against and agrees to hold each Parent Tax Indemnitee harmless from any Covered Tax and any liabilities, costs, expenses (including, reasonable out-of-pocket expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Covered Tax (together, a “Tax Loss”). Notwithstanding the provisions of this Section 7.5, (i) in no event shall the amount to be paid by the MDP Stockholder to the Parent Tax Indemnitees in respect of a claim for indemnification pursuant to this Section 7.5 exceed the MDP Stockholder’s Indemnity Percentage of the amount of such claim, (ii) in no event shall the aggregate amount to be paid by the Other Stockholders to the Parent Tax Indemnitees in respect of a claim for indemnification pursuant to this Section 7.5 exceed the Other Stockholders’ Indemnity Percentage of the amount of such claim, and (iii) in no event shall the amount to be paid by any Management Indemnitor in respect of a claim for indemnification pursuant to this Section 7.5 exceed such Management Indemnitor’s Indemnity Percentage of the amount of such claim. The obligations of the MDP Stockholder, Other Stockholders and Management Indemnitors under this Section 7.5 shall survive until the Second Anniversary Date, after which time no claim for indemnification not theretofore asserted may be brought in respect of any Tax Loss.

(b) If the Company or any of its subsidiaries is required by Applicable Law to pay an amount to a Taxing Authority that would constitute a Tax Loss in connection with but prior to the resolution of a suit, action or proceeding described in Section 7.6, (i) the MDP Stockholder and each Management Indemnitor shall pay its Indemnity Percentage of such amount, and (ii) the Stockholder Representative shall cause the Indemnity Escrow Agent to release each Other Stockholder’s Indemnity Percentage of such amount, in each case, to Parent within ten (10) days of receipt of notice of the payment by Parent. In the event that Parent receives a partial or total refund of any such payment, Parent shall transfer the appropriate amounts to the Stockholder Representative (on behalf of the Other Stockholders), the MDP Stockholder and each Management Indemnitor within ten (10) days of receipt.”

(f) Section 7.6. Section 7.6(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(a) If an audit, examination, inquiry or other claim shall be made by any Governmental Entity, which could result in the MDP Stockholder, the Other Stockholders or the Management Indemnitors having any liability under Section 7.5 (a “Tax Claim”), Parent shall notify the Stockholder Representative promptly of such Tax Claim in writing; provided, however, that the failure to give such notice shall not affect the obligation of the MDP Stockholder, the Other Stockholders or the Management Indemnitors hereunder, except to the extent the MDP Stockholder, the Other Stockholders or the Management Indemnitors have actually been prejudiced as a result of such failure.”

(g) Section 7.8. Section 7.8 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“7.8 Amended Returns. Parent, the Company and its subsidiaries shall not amend, refile or otherwise modify any income or other material Tax Return with respect to any Pre-Closing Tax Period without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld. For purposes of this Section 7.8, the Stockholder Representative’s consent shall not be deemed to be unreasonably withheld if such amendment, filing, or modification results in Tax liability to the MDP Stockholder, the Other Stockholders or the Management Indemnitors.”

(h) Section 7.9. Section 7.9 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“7.9 Parent Actions. Except to the extent required by Applicable Law or pursuant to the consent of the Stockholder Representative, in no event shall the MDP Stockholder, the Other Stockholders or the Management Indemnitors be liable for any Tax Loss to the extent caused by or increased as a result of elections made or actions taken by Parent, any of its affiliates, the Company, or any of its subsidiaries after the Closing, including elections pursuant to Section 338 of the Code or Treasury Regulation Section 301.7701-3, or with respect to changes in any accounting policy, any tax reporting position or the length of any accounting period for Tax purposes.”

(i) Section 8.2(d). Section 8.2(d) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(d) Closing Funds Certificate. The Company shall have delivered to Parent, at least two (2) Business Days prior to the anticipated Closing Date, a certificate (the “Closing Funds Certificate”) of the chief financial officer of the Company setting forth such officer’s good faith estimate (in accordance with the definitions hereof) of (i) Closing Cash, (ii) Closing Indebtedness, (iii) the Transaction Expenses, (iv) the Outstanding Fully-Diluted Share Number, (v) each Stockholder’s Pro Rata Portion of the SR Fund, (vi) each Other Stockholder’s Pro Rata Portion of the Indemnity Escrow Fund, (vii) the MDP Stockholder Payment Amount, (viii) each Other Stockholder’s Payment Amount, (ix) each Management Stockholder’s Payment Amount, (x) each Option Holder’s Option Payment Amount and (xi) the Pre-Closing Equity Repurchase Costs, in each case calculated in accordance with this Agreement and the Company Accounting Procedures. The Company shall provide reasonable documentation in support of the estimates set forth in the Closing Funds Certificate.”

(j) Section 9.2. The preamble to Section 9.2 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“9.2 Indemnification of Parent Indemnitees. From and after the Closing, and pursuant to the provisions of this Agreement, and, (i) in the case of the PFBI Stockholders, the Written Consent executed by the PFBI Stockholders and the Indemnity Escrow Agreement, (ii) in the case of the Other Stockholders (other than the PFBI Stockholders), the Indemnity Escrow Agreement, (iii) in the case of the MDP Stockholder, the Written Consent executed by the MDP Stockholder, and (iv) in the case of each Management Indemnitor, the Rollover Documentation executed by such Management Indemnitor, and in all cases subject to the limitations set forth in this Article 9, Parent and Merger Sub and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Parent Indemnitees”) shall be indemnified and held harmless from and against any liability, obligations, fines, penalties, losses, settlements, damages, claims, interest, awards and judgments, costs, Taxes and expenses (including reasonable attorneys’ fees and other reasonable costs and expenses of investigating or contesting any of the foregoing) and any diminution in value (collectively, “Loss” or “Losses”) suffered or incurred by any of them as a result of, or arising out of:”

(k) Section 9.5. Section 9.5 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“9.5 Limitations.

(a) Notwithstanding the provisions of this Article 9 or Section 7.5 (but subject to the provisions of Sections 9.6(c), 9.6(d) and 9.6(e) relating to the reduction of the Indemnity Escrow Fund, the proportional reduction of the MDP Stockholder’s obligations hereunder, and the proportional reduction of each Management Indemnitor’s obligations hereunder, respectively):

(i) except in respect of Fundamental Representations, no Indemnitee shall be entitled to indemnification pursuant to Section 9.2(a) or 9.3(a) (as applicable) for Losses resulting from any single claim that does not exceed $75,000;

(ii) except in respect of Fundamental Representations, no Indemnitee shall be entitled to indemnification pursuant to Section 9.2(a) or 9.3(a) (as applicable) unless and until the total of all Losses suffered or incurred by the Indemnitee exceeds an amount equal to $21,062,500, and then only to the extent of such excess;

(iii) in no event shall the aggregate amount to be paid for Losses and Tax Losses incurred by the Stockholder Indemnitees, on the one hand, or the Parent Indemnitees and Parent Tax Indemnitees, on the other hand, for which such Indemnitees (including, as applicable any Parent Tax Indemnitee) is entitled to indemnification under this Agreement exceed $125,000,000 (the “Cap”), and, for the avoidance of doubt, in no event shall (A) the Other Stockholders’ aggregate liability under this Agreement exceed the Indemnity Escrow Amount, (B) the MDP Stockholder’s aggregate liability under this Agreement exceed the MDP Stockholder’s Indemnity Percentage multiplied by the Cap, or (C) any Management Indemnitor’s aggregate liability under this

Agreement exceed the amount set forth opposite such Management Indemnitor’s name on Annex B.

(iv) in no event shall the amount to be paid by the MDP Stockholder in respect of any claim for indemnification under this Agreement exceed the MDP Stockholder’s Indemnity Percentage of the amount of such claim;

(v) in no event shall the amount to be paid by any Other Stockholder in respect of any claim for indemnification under this Agreement exceed such Other Stockholder’s Indemnity Percentage of the amount of such claim; and

(vi) in no event shall the amount to be paid by any Management Indemnitor in respect of any claim for indemnification under this Agreement exceed such Management Indemnitor’s Indemnity Percentage of the amount of such claim.

(b) In no event shall any party hereto be liable for, nor shall the definition of Losses and Tax Loss include (other than with respect to amounts actually paid in respect of third party claims), any indirect, incidental, special, consequential, punitive or exemplary damages, including loss of future revenue, income or profits, or loss of business reputation or opportunity (provided that none of the foregoing shall include diminution in value), arising out of a breach in this Agreement, even if advised at the time of breach of the possibility of such damages.

(c) In no event shall the MDP Stockholder, any Other Stockholder or any Management Indemnitor be liable under this Agreement for any Loss or Tax Loss to the extent an adequate provision or reserve for such Loss or Tax Loss was established in the Financial Statements (and in the case of a Tax Loss, specifically identified in the related Tax reserve work papers) or the matter giving rise to such Loss or Tax Loss was otherwise addressed in the Closing Funds Certificate.

(d) In no event shall the MDP Stockholder, any Other Stockholder or any Management Indemnitor be liable for any Loss (i) that was caused by or results directly from any failure by Parent and its affiliates (including, following the Closing, the Surviving Corporation and its subsidiaries) to exercise commercially reasonable efforts to mitigate such Loss, or (ii) that is primarily a potential or unrealized Loss or Tax Loss (until such Loss or Tax Loss is realized (subject to the last sentence of Section 9.1)). Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, indemnification for breach of any representation or warranty contained in Section 3.18 shall be limited to Losses incurred with respect to Pre-Closing Tax Periods.

(e) The amount of any Loss or Tax Loss for which indemnification is provided under this Article 9 shall be reduced to reflect: (1) any amount received by such Indemnitee (or, as applicable, the Surviving Corporation or any of its subsidiaries) with respect thereto under any insurance coverage (other than self insured or other policies to the extent to which any such policy allocates the cost of any recovery to the Indemnitee or its affiliates (including, as applicable, the Surviving Corporation or any of its subsidiaries)) or from any other person alleged to be responsible therefore, and (2) associated Tax reductions actually realized with respect to such Losses.”

(l) Section 9.6(a). Section 9.6(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(a) Manner of Payment. Any payment to the Parent Tax Indemnitees or the Parent Indemnitees in respect of any claim for indemnification properly asserted by the Parent Tax Indemnitees or the Parent Indemnitees under Section 7.5 or Section 9.2 shall be paid as follows:

(i) the MDP Stockholder shall pay its Indemnity Percentage of the amount of such claim by wire transfer of immediately available funds to an account designated by Parent within five (5) Business Days after the date of the final determination of any amounts due and owing under this Article 9;

(ii) the Stockholders Representative shall cause each Other Stockholder’s Indemnity Percentage of the amount of such claim to be paid on behalf of such Other Stockholder by the release of funds to the Parent Tax Indemnitees or the Parent Indemnitees, as applicable, from the Indemnity Escrow Fund by the Indemnity Escrow Agent, such release to be made concurrently with payment by the MDP Stockholders pursuant to Section 9.6(a)(i) above; and

(iii) each Management Indemnitor shall pay such Management Indemnitor’s Indemnity Percentage of the amount of such claim in the manner specified in such Management Indemnitor’s Rollover Documentation.”

(m) Section 9.6. Section 9.6 of the Merger Agreement is hereby amended by adding a new subsection 9.6(e) as follows:

“(e) Proportionate Reduction in each Management Indemnitor’s Obligations. Each Management Indemnitor’s liability hereunder and under such Management Indemnitor’s Rollover Documentation shall be reduced in the same proportion as any reduction in the Indemnity Escrow Amount made pursuant to Section 9.6(c)(i).”

(n) Section 9.7. Section 9.7 of the Merger Agreement is hereby amended by adding the following sentence to the end of such section:

“Under no circumstances shall any Parent Indemnitee make any claim, demand or otherwise seek any remedy or recovery from or against any Management Indemnitor in connection with the transactions contemplated by this Agreement other than as expressly provided, and subject to the limitations contained in, this Agreement and the Rollover Documentation.”

(o) Section 10.4. Section 10.4 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“10.4 Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (including the Stockholder Representative, in its capacity as such, on behalf of the MDP Stockholder, the Other Stockholders and the Management Indemnitors) and the Limited Guarantors. The execution and delivery of the Written Consent by the Required Holders to the Company shall not restrict the ability of the board of directors of the Company to terminate this Agreement in accordance with Section 10.1, to cause the Company to enter into an amendment to this Agreement pursuant to this Section 10.4 or to the extent permitted under Section 251(d) of the DGCL, or to waive compliance with any of the terms or conditions of this Agreement pursuant to Section 10.5. Notwithstanding the foregoing, Annex A may be amended from time to time prior to the Closing upon written notice from the Stockholder Representative to the other parties hereto.”

(p) Article 11. Article 11 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“11.1 Appointment of the Stockholder Representative; Reliance.

(a) Upon the execution and delivery of (i) the Written Consent by MDCPVI TU Holdings, LLC and the Required Holders, and (ii) the Rollover Documentation by each Management Indemnitor, MDCPVI TU Holdings, LLC shall automatically be appointed as the “Stockholder Representative” to act as the agent of the MDP Stockholder, the Other Stockholders and the Management Indemnitors, as applicable, in connection with this Agreement and the Indemnity Escrow Agreement and to take all actions contemplated by this Agreement and the Indemnity Escrow Agreement to be taken by the Stockholder Representative. All such actions shall be deemed to be facts ascertainable outside the Merger Agreement and shall be binding on the MDP Stockholder, the Other Stockholders and the Management Indemnitors as a matter of contract law. In connection with such actions, Parent and Merger Sub shall be entitled to rely conclusively on instructions, notices, writings, decisions and acts of the Stockholder Representative. Such agency shall survive the death, incapacity, bankruptcy, dissolution or liquidation of the MDP Stockholder, any Other Stockholder or any Management Indemnitor, as applicable. All decisions and actions by the Stockholder Representative shall be binding upon the MDP Stockholder, the Other Stockholders and the Management Indemnitors and none of the MDP Stockholder, the Other Stockholders or the Management Indemnitors shall have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative shall have no duties or obligations hereunder except those set forth herein and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) Without limiting the generality of the foregoing, upon the execution and delivery of the Written Consent by MDCPVI TU Holdings, LLC and the Required Holders, the Stockholder Representative is hereby granted the full power and authority: (i) to execute and deliver, on behalf of the MDP Stockholder, the Other Stockholders and the Management Indemnitors, and to accept delivery of, on behalf of the MDP Stockholder, the Other Stockholders and the Management Indemnitors, such documents as the Stockholder Representative determines, in its sole discretion, to be appropriate to consummate this Agreement, including the Indemnity Escrow Agreement; (ii) to do each and every act, implement any decision and exercise any and all rights which the MDP Stockholder, the Other Stockholders or the Management Indemnitors are permitted or required to do or exercise under this Agreement and the Indemnity Escrow Agreement; (iii) to (x) negotiate and compromise, on behalf of the MDP Stockholder, the Other Stockholders or the Management Indemnitors, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and the Indemnity Escrow Agreement, and (y) execute, on behalf of the MDP Stockholder, the Other Stockholders or the Management Indemnitors, any settlement agreement, release or other document with respect to such dispute or remedy; (iv) to enforce, on behalf of the Stockholders, any claim against Parent or Merger Sub arising under this Agreement or the Indemnity Escrow Agreement; (v) to engage attorneys, accountants and agents at the expense of the MDP Stockholder, the Other Stockholders or the Management Indemnitors; (vi) to give such instructions and to take such action or refrain from taking such action, on behalf of the MDP Stockholder, the Other Stockholders or the Management Indemnitors, as the Stockholder Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement and the Indemnity Escrow Agreement; (vii) to communicate to, and receive all communications and notices from, Parent, Merger Sub, the Surviving Corporation and their respective affiliates and Representatives; (viii) to execute and deliver on behalf of the MDP Stockholder, the Other Stockholders or the Management Indemnitors any amendment or waiver hereto or with respect to the Indemnity Escrow Agreement; (ix) to authorize release to the Parent Indemnitees of any funds and property in its possession or in the possession of the Indemnity Escrow Agent in satisfaction of claims by the Parent Indemnitees or to object to such release; and (x) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that the Stockholder Representative, in its sole discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the Indemnity Escrow Agreement.

(c) The Stockholder Representative shall be entitled to rely conclusively, and shall be fully protected in relying, upon any statements furnished to it by the MDP Stockholder or any Other Stockholder or Management Indemnitor, Parent or Merger Sub, or any other evidence deemed by the Stockholder Representative to be reliable, and the Stockholder Representative shall be entitled to act on the advice of counsel and other advisors selected by it. The Stockholder Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of such of the MDP Stockholder, the Other Stockholders or the Management Indemnitors as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the MDP Stockholder, the Other Stockholders and the Management Indemnitors against any and all liability and expense that the Stockholder Representative may incur by reason of taking or continuing to take any such action; provided, however, that nothing in this sentence shall be considered to exonerate or release the MDP Stockholder, the Other Stockholders or the Management Indemnitors from any obligation to Parent or Merger Sub under this Agreement.

(d) All acts of the Stockholder Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the MDP Stockholder, the Other Stockholders and the Management Indemnitors and not of the Stockholder Representative individually. Neither the Stockholder Representative nor any agent employed by it shall be liable to the Parent, Merger Sub, the MDP Stockholder, the Other Stockholders or the Management Indemnitors in its capacity as Stockholder Representative for any liability of the MDP Stockholder, the Other Stockholders or the Management Indemnitors, or otherwise or for any error of judgment, any act done or step taken or for any mistake in fact or law, in each case to the extent taken or omitted by it in good faith. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as Stockholder Representative to Parent, Merger Sub, the Surviving Corporation, the Company, the MDP Stockholder, the Other Stockholders or the Management Indemnitors and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel or, with respect to Parent, Merger Sub or the Surviving Corporation, for anything which it may do or refrain from doing in connection with this Agreement. The Stockholder Representative shall not by reason of this Agreement have a fiduciary relationship in respect of the MDP Stockholder, any Other Stockholder or any Management Indemnitor.

11.2 Indemnification of the Stockholder Representative; SR Fund.

(a) By approval of this Agreement or acceptance of any portion of the Per Share Merger Consideration and, in the case of the Management Indemnitors, the acceptance of any portion of the Per Option Merger Consideration and the execution of the Rollover Documentation, each of the MDP Stockholder, the Other Stockholders and the Management Indemnitors shall be deemed to agree to, jointly and severally, (i) indemnify the Stockholder Representative (in any capacity in which it is acting) against, and to hold the Stockholder Representative (in any capacity in which it is acting) harmless from, any and all Losses which may at any time be imposed upon, incurred by or asserted against the Stockholder Representative in any such capacity in any way relating to or arising out of its action or failure to take action pursuant to this Agreement or in connection herewith in such capacity, and (ii) in the case of the Stockholders only, pay the Stockholder Representative for all out of pocket costs and expenses incurred on behalf of such Stockholder and owed by the Stockholder Representative to third persons not related to, or affiliated with, the Stockholder Representative (the “SR Expenses”). To the extent such SR Expenses are incurred prior to the Closing or are in excess of the SR Fund at any time after the Closing, such Stockholder shall pay for such SR Expenses promptly upon demand by the Stockholder Representative and on an as-incurred basis, in each case, in accordance with such Stockholder’s Pro Rata Portion thereof.

(b) In accordance with Section 2.3(a)(vii), at the Closing, Parent shall pay or cause to be paid $5,000,000 (the “SR Fund”) to the Stockholder Representative. The Stockholder Representative shall be entitled to withdraw funds from the SR Fund to satisfy any post-Closing SR Expenses hereunder and related hereto; provided, that upon completion of all of the Stockholder Representative’s responsibilities under this Agreement, the Stockholder Representative shall deliver to each Stockholder their respective Pro Rata Portion of the funds then remaining in the SR Fund, if any, less any amounts necessary to pay the Stockholder Representative for any and all unpaid SR Expenses incurred in the discharge of the Stockholder Representative’s responsibilities hereunder.

(c) After the Closing, in the event that the Stockholder Representative receives any amounts owed to the Stockholders, the Stockholder Representative shall promptly pay or direct payment of such amounts to such Stockholders.

(d) Each of the Other Stockholders shall provide the Stockholder Representative with any forms and documents (collectively, the “Tax Reporting Documentation”) that are required by Applicable Law to allow the Indemnity Escrow Agent to complete any information returns and payee statements, prior to any distribution to the Stockholder Representative. The parties understand that, to the extent that Tax Reporting Documentation is not provided to the Stockholder Representative, which shall deliver such Tax Reporting Documentation to the Indemnity Escrow Agent, payments made to the Other Stockholders may be subject to withholding under the Code or other applicable tax laws.

11.3 Dissenting Stockholders. For purposes of this Article 11, “Stockholders” shall not include Dissenting Stockholders.”

(q) Section 12.2. The following definitions shall be replaced or added to Section 12.2 of the Merger Agreement, as applicable, as follows in the appropriate alphabetical order:

i. “‘Indemnity Escrow Agreement’ means that certain escrow agreement, in substantially the form attached hereto as Exhibit H (with such changes thereto as may be agreed by the Parent and Stockholder Representative), to be entered into as of the Closing Date by and among Parent, the Stockholder Representative, on behalf of the Other Stockholders, and the Indemnity Escrow Agent.”

ii. “‘Indemnity Escrow Amount’ means $60,320,185.82.”

iii. “‘Indemnity Percentage’ means, with respect to the MDP Stockholder, each of the Other Stockholders and each Management Indemnitor, the percentage set forth opposite such person’s name on Annex C attached hereto (as such Annex C may be amended from time to time prior to the Closing; provided, that, in the case of such amendment, the total of such percentages shall equal one hundred percent (100%)).”

iv. “‘Management Indemnitor’ means each person listed on Annex B attached hereto (as such Annex B may be amended from time to time prior to the Closing).”

v. “‘Other Stockholders’ means each of the PFBI Stockholders and the Outside Director Stockholders.”

vi. “‘Outside Director Stockholders” means each of those Stockholders listed under the heading “Outside Director Stockholders” on Annex A attached hereto (as such Annex A may be amended from time to time prior to the Closing).”

vii. “‘Pro Rata Portion of the Indemnity Escrow Fund’ means, with respect to any Other Stockholder, a ratio (expressed as a percentage) equal to (a) the number of shares of Common Stock held by such Other Stockholder immediately prior to the Closing divided by (b) the aggregate number of shares of Common Stock held by all the Other Stockholders as of immediately prior to the Closing.”

viii. “‘Rollover Documentation’ means, collectively, those certain agreements entered into by and between each Management Indemnitor and Parent evidencing the equity investment by each Management Indemnitor in Parent and the other matters agreed to therein.”

(r) Section 12.3. Section 12.3 of the Merger Agreement is hereby amended by (i) adding “Management Stockholder Payment Amount” and a corresponding section reference to “2.3(a)(iii)” beneath the defined term “Losses” and its corresponding section reference to “9.2”, respectively; (ii) replacing reference to “2.3(a)(iii)” across from “Option Payment Amount” with reference to “2.3(a)(iv)”; and (iii) replacing reference to “Other Stockholder Payment Amount” with “Other Stockholders Payment Amount”.

(s) Section 12.6. The first sentence of Section 12.6 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Except for the Confidentiality Agreement and that certain Confidentiality Agreement, dated July 8, 2011, between the Company and Advent International Corporation as amended by that certain Addendum to Confidentiality Agreement, dated August 19, 2011 (together with the Confidentiality Agreement, the “Sponsor Confidentiality Agreements”), which the parties hereto agree shall terminate and be of no further force and effect as of the Closing, this Agreement, the Written Consent, the Indemnity Escrow Agreement, the Limited Guarantees and, with respect to the Management Indemnitors, the Rollover Documentation constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.”

2. Amendment to Annex A. Annex A of the Merger Agreement is hereby amended by replacing it in its entirety with Annex A attached hereto and all references in the Merger Agreement to Annex A shall refer to the amended Annex A as attached hereto.

3. Addition of Annex B and Annex C. The Merger Agreement is hereby amended by adding a new Annex B and Annex C in the form of Annex B and Annex C attached hereto, and all references in the Merger Agreement to Annex B or Annex C shall refer to Annex B or Annex C as attached hereto.

4. References. All references to “this Agreement”, “herein”, “hereof” and words of similar import in the Merger Agreement shall refer to the Merger Agreement as amended hereby.

5. No Other Amendments. Except as specifically amended by this Amendment, the terms and conditions of the Merger Agreement shall remain in full force and effect and shall be unaffected by this Amendment.

6. General Provisions. To the extent necessary or desirable to give effect to this Amendment, the provisions of Article 12 of the Merger Agreement, as hereby amended, are hereby incorporated herein mutatis mutandis.

7. Governing Law. This Amendment shall be governed by, and be construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Amendment.

Signature pages follow.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Parent:

TRANSUNION HOLDING COMPANY, INC.

By:	/s/ Sumit Rajpal
Name: Sumit Rajpal Title: President

[Signature Page to First Amendment to Agreement and Plan of Merger]

Merger Sub:

SPARTAN ACQUISITION SUB INC.

By:	/s/ Sumit Rajpal
Name: Sumit Rajpal Title:

[Signature Page to First Amendment to Agreement and Plan of Merger]

Company:

TRANSUNION CORP.

By:	/s/ Samuel A. Hamood
Name: Samuel A. Hamood Title: Executive Vice President & Chief Financial Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

Stockholder Representative:

MDCPVI TU HOLDINGS, LLC, solely in its capacity as Stockholder Representative pursuant to Article 11 of the Merger Agreement only

By:	/s/ Vahe A. Dombalagian
Name: Vahe A. Dombalagian Title: Managing Director

[Signature Page to First Amendment to Agreement and Plan of Merger]

Limited Guarantors:

Advent International GPE VI Limited Partnership
Advent International GPE VI-A Limited Partnership
Advent International GPE VI-B Limited Partnership
Advent International GPE VI-F Limited Partnership
Advent International GPE VI-G Limited Partnership

By:	GPE VI GP Limited Partnership, General Partner
By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ Christopher Egan
Name:	Christopher Egan
Title:	Managing Director

Advent International GPE VI-C Limited Partnership
Advent International GPE VI-D Limited Partnership
Advent International GPE VI-E Limited Partnership

By:	GPE VI GP (Delaware) Limited Partnership, General Partner
By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ Christopher Egan
Name:	Christopher Egan
Title:	Managing Director

Advent Partners GPE VI 2008 Limited Partnership
Advent Partners GPE VI 2009 Limited Partnership
Advent Partners GPE VI 2010 Limited Partnership
Advent Partners GPE VI-A Limited Partnership
Advent Partners GPE VI-A 2010 Limited Partnership

By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ Christopher Egan
Name:	Christopher Egan
Title:	Managing Director

[Signature Page to First Amendment to Agreement and Plan of Merger]

Limited Guarantors:

GS CAPITAL PARTNERS VI FUND, L.P.

By:	GSCP VI Advisors, L.L.C.
its General Partner

By:	/s/ Sumit Rajpal
Name: Sumit Rajpal
Title: Vice President

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By:	GSCP VI Offshore Advisors, L.L.C.
its General Partner

By:	/s/ Sumit Rajpal
Name: Sumit Rajpal
Title: Vice President

GS CAPITAL PARTNERS VI GmbH & Co. KG

By:	Goldman, Sachs Management GP
GmbH its General Partner

By:	/s/ Sumit Rajpal
Name:Sumit Rajpal
Title:Vice President

[Signature Page to First Amendment to Agreement and Plan of Merger]

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GS Advisors VI, L.L.C.
its General Partner

By:	/s/ Sumit Rajpal
Name:Sumit Rajpal
Title:Vice President

MBD 2011 HOLDINGS, L.P.

By:	MBD 2011 Offshore Advisors, Inc.
its General Partner

By:	/s/ Sumit Rajpal
Name:Sumit Rajpal
Title:Vice President

OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.

By:	Opportunity Partners Offshore-B Co-
Invest AIV Advisors, Inc. its General Partner

By:	/s/ Sumit Rajpal
Name:Sumit Rajpal
Title:Vice President

[Signature Page to First Amendment to Agreement and Plan of Merger]